Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Thursday, August 5, 2010		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports Second Quarter 2010 Results

•                  Second quarter operating results include Alltel Wireless assets acquired April 26, 2010

•                  Total Revenues were $164.4 million, up 172%

•                  Wireless Revenues were $133.6 million or 81% of Total Revenues

•                  Adjusted EBITDA was $37.4 million

•                  Operating Income Adjusted to Exclude Acquisition-Related Charges was $18.8 million

Beverly, MA (August 5, 2010) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the second quarter and six months ended June 30, 2010.

Second Quarter 2010 Financial Results

Total revenues for the second quarter were $164.4 million, of which total wireless revenues represented $133.6 million, or 81%. This significant increase over last year’s second quarter total revenues of $60.4 million resulted from the Company’s acquisition of certain former Alltel Wireless retail markets, licenses and network assets, which closed on April 26, 2010. U.S. wireless service revenues totaled $121.1 million, or 74% of total revenues, for the quarter.  The Company ended the quarter with approximately 1.1 million wireless subscribers.

Total operating income was $7.8 million. Adjusted to exclude $11.0 million in acquisition-related charges, operating income was $18.8 million, as compared to $18.5 million in the second quarter of 2009. Adjusted EBITDA(1) for the 2010 second quarter was $37.4 million as compared to $28.3 million in the second quarter of 2009, an increase of $9.1 million, or 32%.

Net income attributable to ATN’s stockholders was $24.8 million, or $1.60 per diluted share.  This includes a one-time after-tax gain of $27.0 million associated with the bargain purchase of the Alltel assets. Excluding this gain and the acquisition-related charges, net income would have been $4.4 million or $0.28 per diluted share, as compared to $9.9 million or $0.64 per diluted share in the second quarter of 2009. Net income for the three months ended June 30, 2010 was negatively impacted by $5.2 million in write-offs of certain tax assets.

“The completion of the Alltel asset acquisition was a major milestone for our Company and in our strategy to provide high quality telecommunications services to traditionally underserved markets such as rural America. We are pleased with the progress that has been made to date in all critical transition areas and in supporting and further strengthening the Alltel brand in our markets,” commented Michael T. Prior, Chief Executive Officer.

(1)          See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

“The number of U.S. retail wireless subscribers at quarter-end was in line with our expectations.  We expect to continue to see some modest net attrition for the next few quarters as a result of re-targeted sales approaches and other actions we are taking as part of our transition of this business to align with our sales and marketing strategy and profitability requirements. Also, as anticipated, operating income from our U.S. wireless business was negatively affected by the higher costs associated with the transition services agreement to support the acquired Alltel assets. As we have previously stated, this cost overlap will cause EBITDA margins on the retail portion of our U.S. wireless business to be well below industry standards over the short term, but we anticipate achieving more normalized EBITDA margins by the middle of 2011.”

Mr. Prior continued, “The wholesale side of our U.S. wireless revenues benefited from increased revenues related to the Alltel asset acquisition, but our legacy markets were relatively unchanged, mainly due to previous rate reductions. We expect to see a sequential wholesale revenue increase in the third quarter as a result of seasonal factors, overall traffic growth and the continued expansion of our footprint,” Mr. Prior noted.

Highlights in our other businesses included:

•                  Our third stimulus award, a $33.4 million U.S. federal government grant to develop, own, maintain and operate a 773 mile fiber-optic middle mile network in rural Vermont.

•                  The launch of our wireless service in Turks and Caicos.

•                  Completion of our new undersea cable to Guyana, which will help us provide high-speed, capacity- redundant, data and internet services to a population of over 750,000.

Second Quarter 2010 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data services revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations.  Total service revenues from the U.S. Wireless businesses amounted to $121.1 million in the second quarter of 2010, compared to $25.8 million in the second quarter of 2009. Total service revenues from the acquired Alltel properties since the April 26, 2010 close were $95.2 million, or the entirety of this increase.

Retail wireless service revenues were $81.5 million for the quarter. The Company did not have a U.S. retail wireless business in the second quarter of 2009. At the end of the 2010 second quarter, the Company had approximately 807,000 U.S. retail subscribers, of which approximately 577,000 were postpaid subscribers and approximately 230,000 were prepaid subscribers. This excludes approximately 61,000 affiliate and wholesale subscribers. Additional operating data on our U.S. wireless business can be found in Table 4.

Wholesale wireless revenues were $39.5 million, an increase of 53% over the $25.8 million reported in the 2009 second quarter. Wholesale revenues from the acquired Alltel properties since the April 26, 2010 close were $13.7 million, or the entirety of this increase.  Data revenues accounted for 24% of wholesale wireless revenues for the quarter, compared to 18% a year earlier.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Guyana, Bermuda, Turks and Caicos and the U.S. Virgin Islands.  Total revenues from international wireless (which includes revenues from fixed wireless data services) amounted to $12.5 million in the second quarter of 2010, an increase of $1.1 million, or 10%, over $11.4 million reported in the second quarter of 2009.  This increase primarily resulted from growth in the number of wireless subscribers in Guyana.

Wireline Revenues

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of Guyana, its integrated voice and data operations in New England and its wholesale transport operations in New York state.  Total revenues from wireline amounted to $23.2 million in the second quarter of 2010, an increase of $1.0 million or 5% over $22.2 million reported in the second quarter of 2009. Wireline revenues from the Company’s Guyana operations, which include revenues from local exchange operations, high speed data and international long distance, increased $0.6 million in the second quarter of 2010 over the same quarter in 2009. International long distance revenue in Guyana declined $2.0 million to $7.9 million in 2010 compared to $9.9 million in 2009.  This was offset by an increase of $2.6 million in internet revenues and interconnection fee revenues.

Operating Segments

Upon completion of the Alltel acquisition the Company modified its segment reporting.  The previously reported Rural Wireless segment has been combined with the operating results of Alltel and is now being reported as the U.S. Wireless segment; the Integrated Telephony — Domestic segment has been renamed U.S. Wireline; the Wireless Data segment has been merged into the Island Wireless segment which generates its revenues in, and has its assets in, Bermuda, Turks and Caicos and the U.S. Virgin Islands.  Integrated Telephony — International has been renamed International Integrated Telephony and has its assets located in Guyana.  Additional operating data on our segment operations is as follows:

	Three Months Ended June 30, 2010
	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Total Revenue	$128,210	$24,465	$4,995	$6,754	—	$164,424
Adjusted EBITDA	29,361	12,144	730	379	(5,257)	37,357
Operating Income (Loss)	16,834	7,899	3	(586)	(16,376)	7,774

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at June 30, 2010 were $57.6 million. Long term debt was $245.7 million. For the six months ended June 30, 2010, net cash provided by operating activities was $60.7 million and capital expenditures were $52.0 million The Company expects full year 2010 capital expenditures to be approximately $130 to $140 million, of which $90 to $100 million is expected to be allocated to the U.S. Wireless segment.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday, August 6, 2010 at 9:00 a.m. Eastern Time (ET) to discuss its second quarter results for 2010.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 90974841.  A replay of the call will be available from 12:00 p.m. (ET) August 6, 2010 until August 13, 2010. The replay dial-in numbers are US/Canada: 800-642-1687 and International: 706-645-9291, access code 90974841.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems.  For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of litigation and regulatory matters; our continued

access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) our ability to operate a large scale retail wireless business in the United States and integrate these operations into our existing operations; (2)  the general performance of our U.S. operations, including operating margins, and the future retention and turnover of the our subscriber base; (3) our ability to maintain favorable roaming arrangements; (4) increased competition; (5) economic, political and other risks facing our foreign operations; (6) the loss of certain FCC and other licenses and other regulatory changes affecting our businesses; (7) rapid and significant technological changes in the telecommunications industry; (8) any loss of any key members of management; (9) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (10) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (11) the occurrence of severe weather and natural catastrophes; (12) the current difficult global economic environment, along with difficult and volatile conditions in the capital and credit markets; and (13) our ability to realize the value that we believe exists in businesses that we may or have acquired. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 16, 2010, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 10, 2010. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures.  Specifically, ATN has presented non-GAAP measures of operating income, net income attributable to ATN’s stockholders, earnings per diluted share attributable to ATN’s stockholders, in each case by excluding charges related to our pending acquisition of certain Alltel assets.  ATN has also presented Adjusted EBITDA measures, defined as net income attributable to ATN, Inc. Stockholders before interest, taxes, depreciation and amortization, acquisition related charges, other income, bargain purchase gain, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the pending Alltel transaction.  ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods.  The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.  Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this news release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30,	December 31,
	2010	2009
Assets:
Cash and Cash Equivalents	$57,645	$90,247
Other Current Assets	90,209	46,268

Total Current Assets	147,854	136,515

Fixed Assets, net	419,523	217,015
Goodwill and Other Intangible Assets, net	187,839	77,039
Other Assets	28,169	15,985

Total Assets	$783,385	$446,554

Liabilities and Stockholders’ Equity:
Current Liabilities	$133,321	$56,887

Long Term Debt	245,669	69,551
Other Liabilities	84,064	37,683

Total Liabilities	463,054	164,121

Stockholders’ Equity	320,331	282,433

Total Liabilities and Stockholders’ Equity	$783,385	$446,554

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009 (a)	2010 (a)	2009 (a)
Revenues:
U.S. Wireless Services:
Retail	$81,507	$—	$81,507	$—
Wholesale	39,545	25,800	62,481	47,439
International Wireless	12,530	11,391	23,449	22,030
Wireline	23,230	22,240	43,751	44,666
Equipment and Other	7,612	990	8,071	2,380

Total Revenue	164,424	60,421	219,259	116,515

Operating Expenses:
Termination and Access Fees	41,104	11,436	52,363	22,828
Engineering and Operations	18,127	7,511	24,542	14,456
Sales, Marketing and Customer Services	31,054	3,274	34,448	6,309
Equipment Expense	10,139	533	10,852	1,082
General and Administrative	26,643	9,403	37,413	17,599
Acquisition-Related Charges	11,041	358	15,834	358
Depreciation and Amortization	18,542	9,794	28,611	18,994

Total Operating Expenses	156,650	42,309	204,063	81,626

Operating Income	7,774	18,112	15,196	34,889

Other Income (Expense):
Interest Income (Expense), net	(2,303)	(828)	(3,416)	(1,646)
Other Income	225	10	230	36
Bargain Purchase Gain, net of taxes of $18,016	27,024	—	27,024	—

Other Income (Expense), net	24,946	(818)	23,838	(1,610)

Income Before Income Taxes	32,720	17,294	39,034	33,279
Income Taxes	7,968	7,342	10,425	14,298

Income Before Equity in Earnings of Unconsolidated Affiliates	24,752	9,952	28,609	18,981

Equity in Earnings of Unconsolidated Affiliates	290	—	290	—

Net Income	25,042	9,952	28,899	18,981
Less: Net Income Attributable to Non-Controlling Interests, net of tax	(238)	(315)	(90)	(543)

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$24,804	$9,637	$28,809	$18,438

Net Income Per Weighted Average Share Attributable to Atlantic Tele-Network, Inc. Stockholders:

Basic	$1.62	$0.63	$1.89	$1.21
Diluted	$1.60	$0.63	$1.86	$1.21
Weighted Average Common Shares Outstanding:
Basic	15,300	15,232	15,280	15,231
Diluted	15,478	15,282	15,463	15,267

(a)          Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six Months Ended June 30,
	2010	2009

Net Income	$28,899	$18,981
Gain on Bargain Purchase, Net of Tax	(27,024)	—
Depreciation and Amortization	28,611	18,994
Change in Working Capital	19,549	5,669
Other	10,703	2,238

Net Cash Provided by Operating Activities	60,738	45,882

Capital Expenditures	(51,995)	(27,541)
Acquisitions of Businesses, Net of Cash Acquired	(221,306)	(24)
Other	2,805	2,956

Net Cash Used by Investing Activities	(270,496)	(24,609)

Borrowings Under Credit Facility	190,000	—
Principal Repayments of Long Term Debt	(3,721)	—
Debt Issuance Costs	(3,053)	—
Dividends Paid on Common Stock	(6,111)	(5,483)
Distributions to Non-Controlling Interests	(861)	(5,120)
Other	902	(125)

Net Cash Used by Financing Activities	177,156	(10,728)

Net Change in Cash and Cash Equivalents	(32,602)	10,545

Cash and Cash Equivalents, Beginning of Period	90,247	79,665

Cash and Cash Equivalents, End of Period	$57,645	$90,210

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Wireless Operations

For The Three Months Ended June 30, 2010

Beginning Subscribers	827,370
Prepay	242,385
Postpay	584,985

Gross Additions	44,208
Prepay	25,892
Postpay	18,316

Net Additions	(20,043)
Prepay	(12,051)
Postpay	(7,992)

Ending Subscribers	807,327
Prepay	230,334
Postpay	576,993

Note: Beginning subscribers are as of 4/30/10 following the close of the Alltel transaction on 4/26/10.

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

For The Three Months Ended June 30, 2010

Total Retail Service Revenues for period (000’s)	$95,242

Average Subscribers	821,637

Average Monthly Revenues per Subscriber/Unit (ARPU)	$53.28

Monthly Postpay Subscriber Churn	2.24%

Monthly Blended Subscriber Churn	3.85%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(in Thousands, Except per Share Data )

Reconciliation of Net Income Attributable to ATN Shareholders Per Diluted Weighted Average Share

	Three Months Ended June 30,
	2010	2009

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$24,804	$9,637

Bargain Purchase Gain, Net of Tax Expense of $18,016	(27,024)	—

Acquisition-Related Charges, Net of Tax Benefit of $4,416 and $143 respectively	6,625	215

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders Excluding Bargain Purchase Gain and Acquisition-Related Costs, Net of Taxes	$4,405	$9,852

Net Income Per Diluted Weighted Average Share Attributable to Atlantic Tele-Network, Inc. Stockholders	$0.28	$0.64

Diluted Weighted Average Common Shares Outstanding	15,478	15,282

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended June 30, 2009 And 2010

Three Months Ended June 30, 2009

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$9,637
Net Income Attributable to Non-Controlling Interests, net of tax						315
Income Taxes						7,342
Other Income						(10)
Interest Income (Expense), net						828
Operating Income (Loss)	$13,463	$8,762	$(234)	$(937)	$(2,942)	$18,112
Depreciation and Amortization	3,614	4,197	680	1,229	74	9,794
Acquisition-Related Charges					358	358
Adjusted EBITDA	$17,077	$12,959	$446	$292	$(2,510)	$28,264

Three Months Ended June 30, 2010

	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$24,804
Net Income Attributable to Non-Controlling Interests, net of tax						238
Equity in Earnings of unconsolidated Affiliates						(290)
Income Taxes						7,968
Bargain Purchase Gain, net of taxes of $18,016						(27,024)
Other Income						(225)
Interest Income (Expense), net						2,303
Operating Income (Loss)	$16,834	$7,899	$3	$(586)	$(16,376)	$7,774
Depreciation and Amortization	12,527	4,245	727	965	78	18,542
Acquisition-Related Charges					11,041	11,041
Adjusted EBITDA	$29,361	$12,144	$730	$379	$(5,257)	$37,357